     Exhibit 12.  Statement Re: Computation of Ratios
                                                              Year end
                                           --------------------------------------------
                                           1995      1994      1993      1992      1991
                                           --------------------------------------------
Pretax earnings from operations             93.5     66.5      49.2      25.7      (3.5)
Plus:  Interest expense                     67.8     68.9      68.0      76.2      80.8
       Preferred stock dividends            13.0      4.8       -         -         -
       Amortization of debt expense
         and discounts                        .8      1.1       1.6       1.5        .9
       A portion of rental expense
         (1/3)                              22.2     28.1      39.7      41.3      38.4
                                           -----    -----     -----     -----     -----
     Subtotal (A)                          197.3    169.4     158.5     144.7     116.6
                                           -----    -----     -----     -----     -----


Divided by:


Fixed charges:
  Interest expense                          67.8     68.9      68.0      76.2      80.8
  Preferred stock dividends                 13.0      4.8       -         -         -
  A portion of rental expense (1/3)         22.2     28.1      39.7      41.3      38.4
  Interest capitalized during the
    period                                   1.7       .6        .2        .2        .7
  Amortization of debt expense
    and discounts                             .8      1.1       1.6       1.5        .9
                                           -----    -----     -----     -----     -----

     Subtotal (B)                          105.5    103.5     109.5     119.2     120.8
                                           -----    -----     -----     -----     -----

     Ratio of earnings to fixed
       charges (A)/(B)                      1.87     1.64      1.45      1.21       -(1)<F31>
                                           =====    =====     =====     =====     =====

  The Company believes that one-third of the Company's annual rental expense is a reasonable approximation of the interest factor of such rentals.
<F31>
  (1) For the year ended March 31, 1991, pretax earnings were not sufficient to cover fixed charges by an amount of $4.2 million.